Exhibit 10.11

MULTI-FINELINE ELECTRONIX, INC. 3140 East Coronado Street, Suite A Anaheim, California 92806

June 30, 2004

Norddeutsche Landesbank Girozentrale, Singapore Branch

6 Shenton Way #16-00

DBS Building Tower 2

Singapore 068809

Attention:  Mr. Simon Seah / Mr. Darren Hong

RE:	Supplemental Letter to the Revolving Credit Facility Agreement dated November 26, 2003 (the “Agreement”) between Multi-Fineline Electronix, Inc. (the “Borrower”) and Norddeutsche Landesbank Gironzentrale, Singapore Branch (the “Bank”)

Dear Sirs,

We refer to the Agreement. Unless the context otherwise requires, terms defined in the Agreement shall have the same meaning when used in this Supplemental Letter.

Pursuant to the Agreement, the Bank extended to the Borrower the Facility. Pursuant to a facsimile transmission dated March 11, 2004, the Bank set forth the terms upon which it would agree to make certain modifications to the Agreement, including, without limitation, agreeing to waive certain covenants set forth in the Agreement. The purpose of this Supplemental Letter is to memorialize such amendments in a legally binding agreement between the parties.

Therefore, in consideration of the mutual covenants and agreements set forth herein, the adequacy and receipt of such consideration is hereby acknowledged by the parties, the parties hereby agree as follows:

1.    Reduction of Loan.    Clause 2.1 of the Agreement is hereby amended to reduce the maximum aggregate principal amount of the Facility from Twenty-Five Million U.S. Dollars (US$25,000,000) to Fifteen Million U.S. Dollars (US$15,000,000).

2.    Margin.    The definition of “Margin” set forth in Clause 1.1 shall be replaced in its entirety with the following: “Margin: one point four percent (1.4%) per annum; provided, however, that “Margin” shall mean, with respect to all amounts outstanding under the Facility on or after June 30, 2004, one point five percent (1.5%).”

3.    Deletion of WBL Shareholding Covenant.    Clauses 9.1(j) and 12.1(g) are hereby replaced in their entirety with the following “[Reserved].”

Multi-Fineline Electronix, Inc. 1301 North Dynamics Street, Anaheim, California 92806

714/996-1248   •   Fax 714/996-3834   •   Modem 714/528-9176   •   http://www.mflex.com

June 30, 2004

In consideration of the foregoing, the Borrower shall pay, within five (5) days of the date of this letter, a one-time administration fee of Five Thousand U.S. Dollars (U.S.$5,000) to the Bank, by wire transfer, to an account designated by the Bank.

The Bank hereby agrees to amend the Guarantee, with effect from the date of this Supplemental Letter, to provide that the Guarantor’s obligations under the Guarantee at any time shall be equal to the percentage of the Borrower’s outstanding equity securities then beneficially owned, directly or indirectly, by the Guarantor; provided, however, that at no time will the Guarantor’s obligations under the Guarantee be reduced to below forty percent (40%) of the outstanding balance of the Facility, even if the Guarantor then beneficially owns less than forty percent (40%) of the Borrower’s outstanding equity securities.

The Bank hereby acknowledges and agrees (and waives any related claims of default) that the Borrower has reincorporated into the state of Delaware and the Borrower acknowledges and agrees that it has succeeded to all of the obligations of Multi-Fineline Elextronix, Inc., a California corporation, under the terms of the Agreement.

Other than with respect to the terms and conditions set forth above, this Supplemental Letter does not modify, change or delete any other term, provision or covenant relating to or contained in the Agreement, and all such provisions shall remain in full force and effect. References to “this Agreement” in the Agreement shall be deemed to be references to the Agreement as amended and supplemented by this Supplemental Letter. The Agreement and this Supplemental Letter shall be read and construed together and shall be deemed to constitute one of the same instrument.

This Supplemental Letter may be executed via facsimile signature and in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

June 30, 2004

Please confirm that the foregoing is in accordance with our understanding by signing and returning to us the enclosed duplicate of this letter.

Sincerely yours,

MULTI-FINELINE ELECTRONIX, INC.

By:    /s/  Philip A. Harding

Philip A. Harding

Chief Executive Officer

Agreed to and Accepted

NORDDEUTSCHE LANDESBANK GIRONZENTRALE,

SINGAPORE BRANCH

By:    /s/  Simon Seah  /  /s/  Sim Ee San

Name:  Simon Seah  /  Sim Ee San

Title:  Assistant General Manager  /  Assistant General Manager

Confirmed, agreed and accepted

WBL CORPORATION LIMITED

By:    /s/  Kevin Lew

Name:    Kevin Lew

Title:    Group General Manager (Finance)